Exhibit 99

USAA MUTUAL FUNDS TRUST

(the “Trust”)

The following are the resolutions unanimously adopted by the members of the Board of Trustees of the Trust (including those who are not “interested persons” of the Trust as defined in the 1940 Act) at a meeting held on June 10-11, 2020:

Approval of Fidelity Bond (Rule 17g-1)

WHEREAS, Rule 17g-1 (“Rule 17g-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), requires an investment company to maintain a fidelity bond insurance policy;

WHEREAS, the USAA Mutual Funds Trust (the “Trust”) seeks to obtain a fidelity bond policy, in such reasonable form and amount as presented at this meeting and which specifies the amount of fidelity bond coverage required in accordance with the level of registered management investment company gross assets;

WHEREAS, the Board of Trustees (the “Board”) of the Trust, including a majority of the trustees who are not “interested persons” as that term is defined under Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), has reviewed the requirements of Rule 17g-1 and has duly considered, in accordance with their fiduciary duties, all relevant factors including, but not limited to, the value of the aggregate assets of the series of the Trust (the “Funds”) to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds’ portfolios; and

WHEREAS, the Board, including the Independent Trustees, has considered the position of the staff of the Securities and Exchange Commission, which permits aggregation of the assets of multiple series within a single registered investment company for purposes of calculating the amount of fidelity bond coverage required under Rule 17g-1;

NOW, THEREFORE, BE IT RESOLVED, that the practice of aggregating the assets of the Funds for purposes of calculating the amount of fidelity bond coverage is approved;

FURTHER RESOLVED, that the fidelity bond covering the Trust is approved in the amount of $5,000,000 covering the period from issuance through June 30, 2021, and that the premium therefore shall be allocated among the Funds covered by the fidelity bond, on the basis of the assets of each such Fund; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized, empowered, and directed to take any such further actions and prepare, execute, and deliver such further documents, with the advice of counsel, as they deem necessary, desirable, or appropriate to effect the intent and accomplish the purposes of the forgoing resolutions.